Exhibit 99.1

South Shore Resources Inc. To Market “How To” Hydrogen Generating Module E-Manual

Providenciales, Turks & Caicos – July 31, 2008 - South Shore Resources Inc. (OTCBB: SSHO) (Frankfurt: SXB) (WKN: A0LD9H) is pleased to announce that it has signed an exclusive 10 year Definitive Distribution Agreement with Net 2000 Inc. LLC of Jackson, Tennessee to provide global marketing, sales and distribution for their unique “How To E-Manual” on the construction and installation of a Hydrogen Generation Module for Internal Combustion Engines and all of their future products.

This unique step by step e-manual provides detailed instructions and illustrations utilizing easy to find materials to increase torque, horsepower and gas mileage while at the same time decrease emissions on an Internal Combustion Engine.

“This manual is an absolutely essential must read for those tired of paying high gas prices at the pumps. By offering this manual to consumers the Company anticipates substantial revenues from its sales”, stated Richard Wachter, President of South Shore.

About Net 2000 Inc. LLC:
Net 2000 Inc. LLC is the Author of a Guide on How to Build Your Own Hydrogen on Demand
Generator, located in Jackson, Tennessee.

About South Shore Resources Inc.:

South Shore Resources Inc. is a company engaged in the manufacturing, marketing, sales and distribution of products which are committed to fuel savings with the use of Hydrogen Generating Modules and related accessories to the transportation and automotive manufacturing industries which are either in development and/or the commercialization stages.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact South Shore Resources Inc. at (416) 281-3335 or visit the company's Website at: www.southshoreresourcesinc.com.